EXHIBIT 9(a)

OPINION AND CONSENT OF COUNSEL

[MONUMENTAL LIFE INSURANCE COMPANY LETTERHEAD]

April 14, 2008

Monumental Life Insurance Company

Home Office

4333 Edgewood Road NE

Cedar Rapids, Iowa 52499

RE:	Separate Account VA CC (Advisor’s Edge Variable Annuity, Advisor’s Edge Select Variable Annuity) – Opinion and Consent

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 by Monumental Life Insurance Company with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.	Monumental Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2.	Separate Account VA CC is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.	The Individual Variable Annuity Contracts have been duly authorized by Monumental Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Monumental Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

/s/ Darin D. Smith
Darin D. Smith
General Counsel